enherent Corp. Institutional Investors
Continue To Hold enherent Stock

FOR IMMEDIATE RELEASE

October 9, 2001 (Dallas, Texas) - enherent Corp. (OTCBB: ENHT, www.enherent.com), a leading application engineering services firm, today reported that notwithstanding certain public information to the contrary, its largest institutional investors continue to hold their positions in enherent common stock.   When the Company’s securities began trading over-the-counter on the National Association of Securities Dealers’ Electronic Bulletin Board (“OTC BB”) effective May 30, 2001, institutional investors ceased to be required to make certain public filings with the Securities and Exchange Commission reporting their ownership positions in enherent common stock.

Consequently, many financial and stock investment publications and Web sites that rely on these publicly filed reports for information, including the NASDAQ Holdings/Insiders Institutional Sellers Web site, incorrectly report that institutional investors hold no enherent stock or even erroneously report that institutional investors have sold their stock in enherent.  Based on contacts with its largest institutional investors who reported ownership of enherent stock at the end of the first quarter of 2001, enherent has confirmed that all of these institutions in fact still hold the same ownership positions they held at that time.  Apparently, because these institutions are no longer required to report their holdings under Form 13F, these publications and Web sites have erroneously reported the sale of enherent stock or the size of the institutions’ holdings.

“This phenomenon is unfortunate and, of course, misleading to our investors,” commented Dan Woodward, the company’s Chairman and CEO.  “While we are continuing to try to rectify the erroneous information contained in these publications/Web sites, we simply want to reassure our shareholders that there has been no institutional sell-off of our stock.  If our shareholders have questions about current stockholdings, we urge them to contact Jack Mullinax, CFO, at 972-243-8345.”

About enherent

enherent Corp. (OTCBB:ENHT) is a leading application engineering services firm. enherent provides Application Engineering, Project and Requirements Management, Application Development and Application Environment Solutions. enherent is headquartered in Dallas, Texas. The company has a Solutions Center in Barbados and sales locations in Connecticut, the New York/New Jersey area, Florida, Texas, and Washington, DC.  For more information visit www.enherent.com.

For additional information:

Mark Hopkins

Director of Communications

enherent Corp.

860-687-2285

mhopkins@enherent.com

Jack Mullinax

Chief Financial Officer

enherent Corp.

972-243-8345

jmullinax@enherent.com